EXHIBIT 99.1

Iterum Therapeutics Receives Approval to Transfer to Nasdaq Capital Market

--Trading on Nasdaq Capital Market is expected to begin on December 23, 2020 --

DUBLIN, Ireland and CHICAGO; December 21, 2020 (GLOBE NEWSWIRE) -- Iterum Therapeutics plc (Nasdaq: ITRM) (the Company), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced that on December 18, 2020, the Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) approved the Company's request to transfer its listing to The Nasdaq Capital Market from The Nasdaq Global Market. The transfer is expected to take effect at the opening of business on Wednesday, December 23, 2020. The Company's shares will continue to trade under the symbol “ITRM.” The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market, and listed companies must meet certain financial and corporate governance requirements.

Upon transfer, the Company will continue to have the remainder of the 180 calendar days compliance period, or until March 23, 2021, to regain compliance with Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) for continued listing.  As previously disclosed, the Company received a letter from Nasdaq on September 24, 2020, notifying the Company that it was not in compliance with the Bid Price Rule and had an initial period of 180 calendar days, or until March 23, 2021, to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of the Company’s ordinary shares must meet or exceed $1.00 per share for a minimum of 10 consecutive business days by March 23, 2021. The Company intends to actively monitor the closing bid price of its listed ordinary shares and, as appropriate, will consider available options to resolve the deficiency and regain compliance with the Bid Price Rule.

Also as previously disclosed, on September 24, 2020 the Company received a letter from Nasdaq notifying it that it was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) (the “MVPHS Rule”) and, in accordance with Nasdaq Listing Rule 5810(c)(3)(D), had an initial period of 180 calendar days, or until March 23, 2021, to regain compliance with the MVPHS Rule.  On December 14, 2020, the Company received notification from Nasdaq that, for 13 consecutive trading days, from November 24, 2020 to December 11, 2020, the Company’s market value of publicly held shares (MVPHS) had been $15,000,000 or greater, indicating that the Company had regained compliance with the MVPHS Rule.  In addition, as previously disclosed, on July 15, 2020, the Company received a letter from Nasdaq notifying the Company that, for the last 30 consecutive business days, the market value of its listed securities was less than the minimum $50,000,000 requirement for inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”).  In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided an initial period of 180 calendar days, or until January 11, 2021, to regain compliance with the MVLS Rule.  Nasdaq has indicated that in connection with the transfer from The Nasdaq Global Market to The Nasdaq Capital Market, the Company has regained compliance with the MVLS Rule.

About Iterum Therapeutics plc

 Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. Iterum Therapeutics is advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with an oral formulation and IV formulation. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. Iterum Therapeutics has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company’s ability to comply or regain compliance with the Nasdaq listing standards and ability to maintain its listing on The Nasdaq Capital Market, the Company’s plans, strategies and prospects for its business. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including the uncertainties inherent in the initiation and conduct of clinical trials,  availability and timing of data from clinical trials, changes in regulatory requirements or decisions of regulatory authorities, the timing of approval of any submission, changes in public policy or legislation, commercialization plans and timelines, if oral sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, risks regarding intellectual property rights in product candidates and the ability to defend and enforce any such intellectual property rights, the accuracy of the Company’s expectations regarding how far into the future the Company’s cash on hand will fund the Company’s ongoing operations, the sufficiency of the Company’s cash resources and the Company’s ability to continue as a going concern, the impact of COVID-19 and related responsive measures thereto, the Company’s ability to maintain listing on the Nasdaq Stock Market, risks and uncertainties concerning the outcome, impact, effects and results of the Company’s evaluation of corporate, organizational, strategic, financial and financing alternatives, including the terms, timing, structure, value, benefits and costs of any corporate, organizational, strategic, financial or financing alternative and the Company’s ability to complete one at all, the price of the Company’s securities and other factors discussed under the caption “Risk Factors” in its most recently filed Quarterly Report on Form 10-Q, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Contact:

Judy Matthews

Chief Financial Officer 312-778-6073

IR@iterumtx.com